Exhibit 99.1

For Immediate Release

STERLING CONSTRUCTION COMPANY, INC. AWARDED TWO
CONTRACTS WITH AGGREGATE VALUE OF $38.2 MILLION

HOUSTON, TX — December 15, 2004 — Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced that it was the low bidder on two roadwork contracts with a combined value of $38.2 million.

For Houston’s Harris Country Toll Road Authority, Sterling will be building the on/off ramp to connect one of the toll roads to Beltway 8. Sterling expects to begin the project the first part of January and complete it within a year. The second job was awarded by the Texas Department of Transportation and calls for roadwork in the greater Dallas area. Work on the Dallas project is scheduled to begin in March ’05 and should last for about 15 months.

Pat Manning, Sterling’s Chairman, noted, “These two jobs further enhance our backlog, which at September 30, 2004 was running 80% ahead of one year earlier. With these two projects, we will enter 2005 with the highest backlog in our history, adding to our confidence that 2005 will be a year of significant revenue growth, and in all likelihood, corresponding improvements in profitability.”

Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact: Sterling Construction Company, Inc. Maarten Hemsley, 781-934-2219 or Joseph Harper, 281-821-9091	Investor Relations Counsel The Equity Group Inc. Linda Latman 212-836-9609